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                                                                     EXHIBIT 5.1


                   [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]



                                  May 18, 1999




(213) 229-7000                                                    C 86405-00028

Special Devices, Incorporated
14370 White Sage Road
Moorpark, California 93021

         Re: Special Devices, Incorporated -- Registration Statement on Form S-4 (Reg. No. 333-75869)

Ladies and Gentlemen:


         We have acted as special counsel for Special Devices, Incorporated, a Delaware corporation (the "Company"), in connection with the Company's registration of up to $100,000,000 aggregate principal amount of its 11-3/8% Senior Subordinated Notes due 2008, Series B (the "New Notes") on Form S-4 Registration Statement No. 333-75869 (the "Registration Statement") under the Securities Act of 1933, as amended. The New Notes will be offered in exchange for a like principal amount of the Company's 11-3/8% Senior Subordinated Notes due 2008, Series A (the "Old Notes") pursuant to that certain Registration Rights Agreement, dated as of December 15, 1998, by and among the Company, Scot, Incorporated, a Delaware corporation and wholly owned subsidiary of the Company (the "Subsidiary Guarantor"), BT Alex. Brown Incorporated and Paribas Corporation (the "Registration Rights Agreement"). The Registration Rights Agreement was executed in connection with the private placement of the Old Notes.


         We have also acted as special counsel for the Subsidiary Guarantor in connection with the registration of the guarantee of the New Notes by the Subsidiary Guarantor under the Registration Statement (the "Guarantee").

         The New Notes will be issued pursuant to that certain Indenture, dated as of December 15, 1998, by and among the Company, the Subsidiary Guarantor and United States Trust Company of New York, as Trustee, as amended or supplemented from time to time (the "Indenture").


         We are familiar with the actions taken and to be taken by the Company and the Subsidiary Guarantor in connection with the offering of the New Notes and the issuance of the Guarantee. On the basis of such knowledge and such investigation as we have deemed necessary, and subject to the limitations set forth below, we are of the opinion that:



             (i) the New Notes have been duly authorized by the Company and, when issued in exchange for the Old Notes pursuant to the terms of the exchange offer described in the Registration Statement and the Indenture, will be validly issued and will constitute legal and binding obligations of the Company; and



             (ii) the Guarantee has been duly authorized by the Subsidiary Guarantor and, when issued along with the New Notes in accordance with the terms of the Indenture, will be validly issued and will constitute the legal and binding obligation of the Subsidiary Guarantor.



         Our opinions are subject to limitations imposed by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including, without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers and (ii) general principles of equity, whether considered at law or at equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.


         We hereby consent to the filing of this opinion as an exhibit to Registration Statement No. 333-75869 and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.


                                       Very truly yours,



                                       /s/GIBSON, DUNN & CRUTCHER LLP
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